EXHIBIT 99.1

Lamprinakos Retires, Stepping Down as Worthington’s Steel Processing President

COLUMBUS, Ohio, Sept. 10, 2018 (GLOBE NEWSWIRE) -- Worthington Industries (NYSE: WOR) announced today that John Lamprinakos, president of the Company’s Steel Processing business, is retiring.  Geoff Gilmore, vice president and chief operating officer of Worthington Industries, will oversee the business until a new leader is named.

“John’s contributions over his nearly 40 years with the Company are significant, having led each of our businesses during his tenure,” said Chairman & CEO John McConnell.  “He has always led with our Philosophy at the forefront and I appreciate all that he has done for our Company.  We wish him and his family well.”

Lamprinakos was named president of Worthington’s Steel Processing business in June 2016.  Previously, Lamprinakos served as president of Engineered Cabs for three years and president and CEO of WAVE, the Company’s joint venture with Armstrong for nine years. Before joining WAVE, Lamprinakos spent 24 years at Worthington’s Pressure Cylinders business. He started in 1979 in the Company’s sales training program and worked his way up the ranks into management, including serving two years as president from 2001 to 2003.

About Worthington Industries
Worthington Industries is a leading global diversified metals manufacturing company with 2018 fiscal year net sales of $3.6 billion.  Headquartered in Columbus, Ohio, Worthington is North America’s premier value-added steel processor providing customers with wide ranging capabilities, products and services for a variety of markets including automotive, construction and agriculture; a global leader in manufacturing pressure cylinders for propane, refrigerant and industrial gasses and cryogenic applications, water well tanks for commercial and residential uses, CNG and LNG storage, transportation and alternative fuel tanks, oil & gas equipment, and consumer products for camping, grilling, hand torch solutions and helium balloon kits; and a manufacturer of operator cabs for heavy mobile industrial equipment; laser welded blanks for light weighting applications; automotive racking solutions; and through joint ventures, complete ceiling grid solutions; automotive tooling and stampings; and steel framing for commercial construction.  Worthington employs approximately 12,000 people and operates 84 facilities in 11 countries.

Safe Harbor Statement
The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act").  Statements by the company which are not historical information constitute "forward-looking statements" within the meaning of the Act.  All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected.  Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.

Contacts:
CATHY M. LYTTLE
VP, CORPORATE COMMUNICATIONS
AND INVESTOR RELATIONS
614.438.3077 | cathy.lyttle@WorthingtonIndustries.com

SONYA L. HIGGINBOTHAM
DIRECTOR, CORPORATE COMMUNICATIONS
614.438.7391 | sonya.higginbotham@worthingtonindustries.com

200 Old Wilson Bridge Rd. | Columbus, Ohio 43085
WorthingtonIndustries.com